EXHIBIT 99.1
                                                                   ------------


FOR IMMEDIATE RELEASE
---------------------

For:     MAF Bancorp, Inc.              Contacts: Jerry A. Weberling, Chief
         55th Street & Holmes Avenue                 Financial Officer
         Clarendon Hills, IL 60514                Michael J. Janssen, Senior
                                                     Vice President
         www.mafbancorp.com                       (630) 325-7300


          MAF BANCORP REPORTS THIRD QUARTER EARNINGS OF $.52 PER SHARE

     Clarendon Hills, Illinois, October 19, 1999 - MAF Bancorp, Inc. (MAFB) announced today that earnings for the third quarter ended September 30, 1999 totaled $12.9 million, or $.52 per diluted share, compared to earnings of $9.9 million, or $.42 per diluted share reported in last year's third quarter. Earnings per share in the current period were highlighted by continued strong core banking and real estate development results, which included a pre-tax gain of $2.3 million on the sale of two commercial real estate parcels. On December 31, 1998, the Company completed its acquisition of Westco Bancorp in a transaction that was accounted for under the purchase accounting method for financial reporting purposes. As a result, the current period's results, other than per share amounts and ratio analyses, are not generally comparable to the reported results for the corresponding prior year's quarter.

     Cash earnings per share (diluted), which excludes amortization of goodwill and deposit base intangibles, totaled $.55 in the current quarter compared to $.44 last year. Return on average equity was 14.77% in the current quarter while cash return on average tangible equity was 18.93%. Return on average assets was 1.19% while cash return on average tangible assets was 1.28% for the current quarter.

     Net interest income, after provision for loan losses, totaled $29.1 million in the current quarter compared to $23.9 million a year ago and $28.7 million in the prior quarter. The Bank's net interest margin improved slightly to 2.86% for the quarter ended September 30, 1999 compared to 2.83% for the quarter ended September 30, 1998 and declined from 2.95% in the previous quarter. The yield on average interest-earning assets increased two basis points to 7.01% over the past three months while the cost of interest-bearing liabilities increased by eleven basis points to 4.49%. The decline in the net interest margin is primarily due to higher funding costs on both deposits and borrowings as well as the Bank's heavier reliance on FHLB advances to fund the adjustable rate loan growth in the portfolio. Management expects that the net interest margin will continue to come under pressure for the next few quarters due to higher interest rates.

     Average interest-earning assets in the current quarter grew to $4.12 billion compared to $3.41 billion for last year's third quarter and $3.93 billion for the quarter ended June 30, 1999. Mortgage loan volume continued to be strong during the quarter, totaling $456.9 million compared to $427.8 million a year ago and $464.0 million in the quarter ended June 30, 1999. A continuation of consumers' current preference for adjustable rate loans should contribute to continued strong earning asset growth and offset any negative margin pressure, resulting in steady growth in net interest income.

     Non-interest income increased to $8.6 million in the current quarter, compared to $7.0 million reported for the quarter ended September 30, 1998. These results were driven by increased real estate development profits, fee income from deposit account products and higher loan servicing fee income. These positive results were offset by reduced gains on sales of loans and mortgage-backed securities in the Company's mortgage banking operation. Included in the loss on foreclosed real estate is a $350,000 writedown in value of a $6.5 million commercial office building. Income from real estate operations totaled

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

$2.5 million for the quarter ended September 30, 1999, down from last quarter's record results of $3.9 million but up 41.2% from the prior year's third quarter results of $1.8 million. A total of 22 residential lots were sold in the current quarter and 404 lots were under contract at the end of the quarter, including 327 lots in the Tallgrass of Naperville development, and 75 lots in the Creekside subdivision which are under contract to be sold in a bulk sale expected to close in the second quarter of 2000. It is expected that Tallgrass Unit 2 lot closings should commence late in the fourth quarter if weather permits the completion of the roadwork. Management expects that strong lot sales activity in Tallgrass, along with higher gross margins based on recent lot price increases, will generate stronger residential lot sale profits in calendar 2000.

     Deposit account service fees totaled $2.7 million for the quarter ended September 30, 1999, up from the $2.3 million reported in the year earlier period. Deposit account fees continues to be one of the Company's strongest revenue growth areas, the result of a continuing focus on expanding the Bank's consumer checking account business. During the quarter, the number of checking accounts increased to over 100,000. Brokerage commissions also increased during the quarter, totaling $719,000 compared to $644,000 for the quarter ended September 30, 1998.

     The increasing interest rate environment and decline in loan refinancing activity during the quarter led to a decline in gain on sale of loans and mortgage-backed securities to $464,000 in the quarter, compared to $873,000 a year ago. Loan sales in the current quarter were $140.4 million compared to $120.7 million for the quarter ended September 30, 1998. Loan servicing fee income increased during the quarter to $751,000 compared to $(383,000) in last year's third quarter. The current year's result includes a $290,000 recovery of a previously recorded mortgage servicing impairment writedown. The prior year quarter includes a $(740,000) impairment valuation writedown.

     Non-interest expense totaled $17.2 million in the current quarter, compared to $15.0 million reported in the prior year's third quarter and $16.5 million for the quarter ended June 30, 1999. Compensation and benefits expense totaled $9.6 million in the current quarter, compared to $8.8 million a year ago, primarily due to normal compensation increases and the additional staffing from the Westco acquisition. Advertising expense increased over the prior year by $484,000, primarily due to the new radio-based company branding campaign initiated earlier this year. Other expenses are up primarily due to higher professional fees related to the formation of a mortgage real estate investment trust in connection with a new tax planning strategy. The ratio of total non-interest expense to average assets was 1.59% for the current quarter. The Company's efficiency ratio, a measure of the amount of expense needed to generate each dollar of revenue, was 45.8%, considerably better than peer group averages. Income tax expense totaled $7.7 million in the current quarter, equal to an effective income tax rate of 37.3% compared to a 38.3% effective tax rate in the quarter ended September 30, 1998.

     Non-performing assets at September 30, 1999 declined by $621,000 to $21.5 million, or .48% of total assets, compared to $22.1 million or .52% of total assets at June 30, 1999. The Company recorded a provision for loan losses of $300,000 in the current quarter, while net loan charge-offs totaled $267,000. The Bank's allowance for loan losses was $17.0 million at September 30, 1999, equal to 124.54% of total non-performing loans, 79.26% of total non-performing assets and .46% of total loans receivable.

     Net income for the nine months ended September 30, 1999 totaled $37.8 million, or $1.51 per diluted share, compared to $28.8 million, or $1.23 per diluted share reported for the comparable nine-month period of a year ago. Net interest income, after provision for loan losses, totaled $86.0 million for the current nine-month period compared to $71.7 million for the nine months ended September 30, 1998. The net interest margin improved to 2.92% in the current period compared to 2.86% in 1998 while average interest-earning assets expanded by 17.7%, due in part to continued growth in the Bank's mortgage loan portfolio over the past year and to the Westco Bancorp acquisition.

     Non-interest income totaled $25.7 million in the current nine-month period compared to $19.3 million last year. Almost all areas of non-interest income improved, led by advances in income from real estate development operations, deposit account service charges and loan servicing income. Year to date income from real estate development operations totaled $7.0 million compared to $3.9 million for the nine months ended September 30, 1998, as the Company recorded $5.2 million of gains on the sale of three large commercial real estate parcels and strong sales in the Tallgrass subdivision. Deposit account service charges advanced to $7.4 million compared to $6.2 million a year ago, an increase of 20.4%. Non-interest expense totaled $49.9 million for the nine months ended September 30, 1999 compared to $44.3 million for the nine months ended September 30, 1998. The increase over the prior year is primarily due to the impact of the Westco acquisition, including higher amortization of intangibles, normal compensation and benefit increases, higher advertising costs related to the initiation of the branding campaign and higher professional fees related to the tax planning strategy. The efficiency ratio of 44.8% remains better than industry standards.

     Total assets increased to $4.43 billion at September 30, 1999, up $150.0 million from the $4.28 billion reported for the quarter ended June 30, 1999. The growth in assets during the three-month period was driven by an increase in loans receivable of $136.8 million. The balance of loans receivable at September 30, 1999 stood at $3.68 billion, including $13.8 million of loans held for sale. Deposits increased slightly during the three-month period to $2.69 billion due to the previously announced $23.0 million deposit purchase from Northern Trust, while borrowed funds, used to fund the increased loan balances, increased by $114.7 million to $1.29 billion, compared to $1.18 billion at June 30, 1999. Total stockholders' equity was $350.5 million at September 30, 1999, resulting in a stated book value per share of $14.45 and a tangible book value per share of $11.87. The Company repurchased 125,000 shares of its common stock during the current quarter, including 117,500 shares at an average price of $19.59 per share under its existing 1.0 million share stock repurchase program. The Bank's tangible, core and risk-based capital percentages of 6.35%, 6.35% and 12.37%, respectively at September 30, 1999 exceeded all regulatory requirements by a significant margin.

     MAF Bancorp is the parent company of Mid America Bank, a federally chartered stock savings bank. The Bank operates a network of 25 retail banking offices primarily in Chicago and its western suburbs. The Company's common stock trades on the Nasdaq Stock Market under the symbol MAFB.

                           Forward-Looking Information
                           ---------------------------

     Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended) which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the Company's loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area, the possible short-term dilutive effect of potential acquisitions, the effectiveness of the Company's compliance review and implementation plan to identify and resolve Year 2000 issues, and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

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

                       MAF BANCORP, INC. AND SUBSIDIARIES
                              RESULTS OF OPERATIONS
                  (Dollars in thousands, except per share data)


                                                                 THREE MONTHS ENDED             NINE MONTHS ENDED
                                                                    SEPTEMBER 30,                 SEPTEMBER 30,
                                                                    -------------                 -------------
                                                                 1999           1998           1999           1998
                                                                 ----           ----           ----           ----
                                                                     (UNAUDITED)                   (UNAUDITED)

Interest income.........................................        $72,243         62,114        208,452        185,215
Interest expense........................................         42,798         37,968        121,685        112,868
                                                                -------         ------        -------        -------
   Net interest income..................................         29,445         24,146         86,767         72,347
Provision for loan losses...............................            300            200            800            600
                                                                -------         ------        -------        -------
   Net interest income after provision for loan
      losses............................................         29,145         23,946         85,967         71,747
Non-interest income:
Gain (loss) on sale and writedown of:
      Loans receivable..................................            387            862          2,225          2,071
      Mortgage-backed securities........................             77             11            113            179
      Investment securities.............................            494            208          1,032            606
      Foreclosed real estate............................           (241)            86           (121)           152
   Income from real estate operations...................          2,478          1,755          7,016          3,854
   Deposit account service charges......................          2,679          2,337          7,425          6,169
   Loan servicing fee income (loss).....................            751           (383)         1,781            373
   Brokerage commissions................................            719            644          1,938          2,153
   Other................................................          1,275          1,475          4,287          3,741
                                                                -------         ------        -------        -------
      Total non-interest income.........................          8,619          6,995         25,696         19,298
Non-interest expense:
   Compensation and benefits............................          9,554          8,764         28,289         26,016
   Office occupancy and equipment.......................          1,799          1,679          5,424          5,025
   Federal deposit insurance premiums...................            390            363          1,187          1,091
   Data processing......................................            665            593          1,856          1,689
   Advertising and promotion............................          1,049            565          2,404          1,802
   Amortization of goodwill ............................            662            334          1,962          1,002
   Amortization of core deposit intangibles.............            289            244            943            831
   Other................................................          2,809          2,410          7,856          6,799
                                                                -------         ------        -------        -------
      Total non-interest expense........................         17,217         14,952         49,921         44,255
                                                                -------         ------        -------        -------
      Income before income taxes........................         20,547         15,989         61,742         46,790
Income taxes............................................          7,671          6,128         23,948         17,982
                                                                -------         ------        -------        -------
      Net income........................................        $12,876          9,861         37,794         28,808
                                                                =======         ======        =======        =======

Basic earnings per share................................           $.53            .44           1.55           1.28
                                                                   ====            ===           ====           ====
Diluted earnings per share..............................           $.52            .42           1.51           1.23
                                                                   ====            ===           ====           ====


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

                       MAF BANCORP, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                             (Dollars in thousands)


                                                                                     SEPTEMBER 30,      DECEMBER 31,
                                                                                         1999               1998
                                                                                     -------------      ------------
                                                                                               (UNAUDITED)

ASSETS
------

Cash and due from banks.......................................................       $     43,473       $     53,995
Interest-bearing deposits.....................................................             17,253             24,564
Federal funds sold............................................................             77,004             79,140
Investment securities, at cost (fair value of $12,226 and $12,360)............             11,658             11,107
Investment securities available for sale, at fair value.......................            182,141            198,960
Stock in Federal Home Loan Bank of Chicago, at cost...........................             62,275             50,878
Mortgage-backed securities, at amortized cost (fair value of
   $97,467 and $127,570)......................................................             99,381            128,538
Mortgage-backed securities available for sale, at fair value..................             41,479             55,065
Loans receivable held for sale................................................             13,787             89,406
Loans receivable, net of allowance for losses of $17,012 and
   $16,770....................................................................          3,671,171          3,229,670
Accrued interest receivable...................................................             23,255             21,545
Foreclosed real estate........................................................              7,803              8,357
Real estate held for development or sale......................................             21,956             25,134
Premises and equipment, net...................................................             42,031             40,724
Other assets..................................................................             49,562             41,785
Intangible assets, net of accumulated amortization of $9,576 and
   $6,671 ....................................................................             62,435             62,219
                                                                                       ----------         ----------
                                                                                       $4,426,664         $4,121,087
                                                                                       ==========         ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

Liabilities:
   Deposits...................................................................          2,693,588          2,656,872
   Borrowed funds.............................................................          1,294,200          1,034,500
   Advances by borrowers for taxes and insurance..............................             31,283             30,576
   Accrued expenses and other liabilities.....................................             57,063             54,143
                                                                                       ----------         ----------
      Total liabilities.......................................................          4,076,134          3,776,091
                                                                                       ----------         ----------

Stockholders' equity:
   Preferred stock, $.01 par value; authorized 5,000,000 shares;
      none outstanding........................................................                 --                 --
   Common stock, $.01 par value; 80,000,000 shares authorized;
      25,420,650 shares issued; 24,266,205 and 24,984,398 shares
      outstanding.............................................................                254                254
   Additional paid-in capital.................................................            194,188            191,473
   Retained earnings, substantially restricted................................            187,403            159,935
   Stock in Gain Deferral Plan; 223,453 shares................................                511                 --
   Accumulated other comprehensive income (loss)..............................             (2,300)               425
   Treasury stock, at cost; 1,377,898 and 436,252 shares......................            (29,526)            (7,091)
                                                                                       ----------         ----------
      Total stockholders' equity..............................................            350,530            344,996
                                                                                       ----------         ----------
Commitments and contingencies ................................................         $4,426,664         $4,121,087
                                                                                       ==========         ==========

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

                       MAF BANCORP, INC. AND SUBSIDIARIES
                             SELECTED FINANCIAL DATA
                        (In thousands, except share data)


                                                                      SEPTEMBER 30,      DECEMBER 31,       SEPTEMBER 30,
                                                                          1999              1998                1999
                                                                      -------------      ------------       ------------

Book value per share........................................         $       14.45      $       13.81      $       12.56
Tangible book value per share...............................                 11.87              11.32              11.24
Stockholders' equity to total assets........................                  7.92%              8.37%              7.80%
Tangible capital ratio (Bank only)..........................                  6.35%              6.67%              6.65%
Core capital ratio (Bank only)..............................                  6.35%              6.67%              6.65%
Risk-based capital ratio (Bank only)........................                 12.37%             13.42%             13.23%
Common shares outstanding:
   Actual...................................................            24,266,205         24,984,398         22,392,947
   Basic (weighted average).................................            24,196,070         22,068,823         22,577,730
   Diluted (weighted average)...............................            24,813,428         22,789,419         23,286,785

Non-performing loans........................................         $      13,660       $     14,049      $      11,574
Non-performing assets.......................................                21,463             22,406             19,104
Allowance for loan losses...................................                17,012             16,770             15,808
Non-performing loans to total loans.........................                   .37%               .43%               .40%
Non-performing assets to total assets.......................                   .48%               .54%               .53%
Allowance for loan losses to total loans....................                   .46%               .52%               .54%
Mortgage loans serviced for others..........................         $   1,215,419      $   1,065,126      $   1,063,383
Investment in Bank real estate subsidiaries.................                 8,853             12,518             14,683


                                                         THREE MONTHS ENDED                  NINE MONTHS ENDED
                                                            SEPTEMBER 30,                      SEPTEMBER 30,
                                                   ---------------------------------  --------------------------------
                                                         1999              1998             1999             1998
                                                   ----------------- ---------------- ---------------- ---------------

Average balance data:
   Total assets................................       $4,333,110        $3,587,521       $4,191,760        $3,541,526
   Loans receivable............................        3,630,144         2,884,710        3,484,200         2,814,398
   Interest-earning  assets....................        4,118,323         3,413,088        3,972,324         3,373,612
   Deposits....................................        2,531,868         2,253,467        2,539,974         2,247,706
   Interest-bearing  liabilities...............        3,759,732         3,137,161        3,646,798         3,102,439
   Stockholders' equity........................          348,603           282,713          342,052           275,478
Performance ratios (annualized):
   Return on average assets....................             1.19%             1.10%            1.20%             1.08%
   Return on average equity....................            14.77             13.95            14.73             13.94
   Cash return on average tangible assets......             1.28              1.16             1.29              1.15
   Cash return on average tangible equity......            18.93             16.21            17.12             16.33
   Average yield on interest-earning assets....             7.01              7.27             6.99              7.31
   Average cost of interest-bearing
      liabilities..............................             4.49              4.78             4.44              4.84
   Interest rate spread........................             2.52              2.49             2.55              2.47
   Net interest margin.........................             2.86              2.83             2.92              2.86
   Average interest-earning assets to
      average interest-bearing liabilities.....           109.54            108.80           108.93            108.74
   Non-interest expense to average assets......             1.59              1.67             1.59              1.67
   Non-interest expense to average assets
      and loans serviced for others............             1.25              1.29             1.13              1.17
   Efficiency ratio............................            45.83             48.34            44.80             48.61
Loan originations and purchases................       $  456,881        $  427,810       $1,312,005        $1,234,705
Loans and mortgage-backed securities
   sold........................................          140,382           120,724          352,251           319,295
Cash dividends declared per share..............              .09               .07             .250              .187


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